UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

_______________________

Date of Report

(Date of earliest

event reported):	May 25, 2007

                         Bucyrus International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50858	39-0188050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 500, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172

(Address of principal executive offices, including ZIP code)

                              (414) 768-4000

(Registrant’s telephone number, including area code)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 C.F.R. §240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 C.F.R. §240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 25, 2007, Bucyrus International, Inc. (the “Company”) entered into an amendment and restatement of its existing senior secured credit facilities (the “Amended and Restated Credit Agreement”) reflecting a reduction of debt due to the use of the proceeds of its recent class A common stock offering, a reduction in the rate of interest payable by the Company and the addition of a German revolving facility. After giving effect to the amendment, the credit facilities include a $400.0 million revolving credit facility and a €65 million German revolving facility, each of which matures on May 4, 2012, and a $400.0 million term loan facility and a €75 million term loan facility, each of which matures on May 4, 2014. The Company is the borrower under all of the secured credit facilities other than the German revolving facility, which the Company guarantees. A German subsidiary of the Company is the borrower under that facility. The secured revolving facility includes a sub-limit for multicurrency revolving borrowings of up to $125.0 million and swing-line borrowings of up to $25.0 million. The entire secured revolving credit facility may be used for letters of credit. The German revolving facility includes a sub-limit for swing-line borrowings of €10 million. The entire German revolving facility may be used for letters of credit.

Borrowings under the revolving credit facility bear interest, payable no less frequently than quarterly, at (a) LIBOR plus between 1.25% and 1.75% (based on based on the Company’s total leverage ratio), for U.S. dollar-denominated LIBOR loans, (b) a base rate determined by reference to the greater of the U.S. prime lending rate and the federal funds rate plus 0.50%, in each case plus between 0.25% and 0.75% (based on the Company’s total leverage ratio), for U.S. dollar-denominated base rate loans and (c) EURIBOR plus between 1.25% and 1.75% (based on the Company’s total leverage ratio) for Euro-denominated loans. Borrowings under the term loan facilities bear interest, payable no less frequently than quarterly, at (1) LIBOR plus 1.50%, for U.S. dollar-denominated LIBOR loans, (2) the base rate plus 0.50%, for U.S. dollar-denominated base rate loans and (3) EURIBOR plus 1.75% for Euro-denominated loans under the secured revolving credit facility. Under the revolving credit facility, the Company has agreed to pay a commitment fee based on the unused portion of such facilities, payable quarterly, at rates ranging from 0.25% to 0.50% depending on the Company’s total leverage ratio, and when applicable, customary letter of credit fees.

The Company’s obligations under the Amended and Restated Credit Agreement are guaranteed, on a joint and several basis, by certain of its domestic subsidiaries. In addition, the company’s obligations under the revolving credit facility and the term loan facilities and its guaranty obligations under the German revolving credit facility are secured by a security interest in substantially all of the tangible and intangible domestic assets of the Company and its domestic subsidiaries (subject to certain exceptions), as well as 100% of the outstanding capital stock of its domestic subsidiaries and 65% of the voting stock and 100% of the non-voting stock of certain of its first-tier foreign subsidiaries.

The Amended and Restated Credit Agreement contains operating and financial covenants that, among other things, could limit the Company’s ability to obtain additional sources of capital. The financial covenant requires that the Company maintain a total leverage ratio, calculated on a trailing four-quarter basis, of not more than 4.00 to 1.00 through the end of the fiscal quarter ending December 31, 2008 and not more than 3.50 to 1.00 for each measurement period thereafter. The total leverage ratio is calculated as the ratio of consolidated indebtedness (which is net of cash) to consolidated operating profit (which excludes, among other things, certain non-cash charges, as discussed more fully in the Amended and Restated Credit Agreement).

The Amended and Restated Credit Agreement requires the Company to prepay outstanding loans with 100% of the net proceeds of the incurrence of certain debt and the making of certain asset sales and 50% (subject to step-downs based on our total leverage ratio) of its excess cash flow.

The description of the Amended and Restated Credit Agreement set forth above is qualified by reference to the Amended and Restated Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits. The following exhibit is being filed herewith:

(4.1)       Amended and Restated Credit Agreement, dated as of May 25, 2007, by and among Bucyrus International Inc. as Borrower, certain subsidiaries of Borrower, as foreign borrowers, the several lenders from time to time parties thereto, Lehman Brothers, Inc. as Sole Lead Arranger and Sole Bookrunner, JPMorgan Chase Bank, N.A. and La Salle Bank National Association as Syndication Agents, National City Bank and M&I Marshall & Isley Bank as Documentation Agents, Lehman Brothers Bankhaus AG as German agent and Lehman Commercial Paper Inc. as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCYRUS INTERNATIONAL, INC.

Dated: August 3, 2007	By: /s/C. R. Mackus
Name: Craig R. Mackus
Title: Chief Financial Officer and Secretary

BUCYRUS INTERNATIONAL, INC.

FORM 8-K

EXHIBIT INDEX

Exhibit Number	Description

(4.1)

Amended and Restated Credit Agreement, dated as of May 25, 2007, by and among Bucyrus International Inc. as Borrower, certain subsidiaries of Borrower, as foreign borrowers, the several lenders from time to time parties thereto, Lehman Brothers, Inc. as Sole Lead Arranger and Sole Bookrunner, JPMorgan Chase Bank, N.A. and La Salle Bank National Association as Syndication Agents, National City Bank and M&I Marshall & Isley Bank as Documentation Agents, Lehman Brothers Bankhaus AG as German agent and Lehman Commercial Paper Inc. as Administrative Agent.